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                                                                    Exhibit 99.1



CONTACTS:

INVESTOR RELATIONS:
Risa Fisher
201/703-3415

MEDIA:
Dawn Whaley
404/881-2321
dwhaley@aopr.com


         WEBMD BOARD OF DIRECTORS APPROVES STRATEGIC PLAN TO STREAMLINE
                  BUSINESS AND ACCELERATE PATH TO PROFITABILITY

       EXECUTION OF INTEGRATION PLAN EXPECTED TO RESULT IN $250 MILLION IN
        ANNUALIZED COST SAVINGS AND A THIRD QUARTER RESTRUCTURING CHARGE

                 ANTHONY VUOLO APPOINTED CHIEF FINANCIAL OFFICER
        JACK D. DENNISON AND CHARLES A. MELE APPOINTED CO-GENERAL COUNSEL

         ATLANTA (SEPTEMBER 28, 2000) - WebMD Corporation (NASDAQ: HLTH) announced today that it anticipates total annualized savings of approximately $250 million to be realized by the fourth quarter of 2001 resulting from the execution of the first phase of the Company's integration plan. This phase of the plan, which was approved by its Board of Directors, includes a consolidation of offices and data centers and reduction in marketing and promotional expenses, the result of which substantially eliminates the redundancies that were created in the combination of WebMD with recently acquired companies, Envoy, Medical Manager, CareInsite and OnHealth. The plan will result in the elimination of approximately 1,100 jobs by the end of calendar year 2001. The Company anticipates taking a pre-tax restructuring charge of between $35 million and $45 million in the quarter ended September 30, 2000. As a result of the execution of this phase of the plan, the Company expects to incur additional costs related to moving and relocations that will be expensed as incurred in accordance with the applicable accounting guidelines. Additionally, the Company is evaluating many of its business relationships that are currently in place. It is possible that some of those relationships may be revised or terminated, which may result in additional restructuring charges in future quarters.

         WebMD also announced today that it will divest its plastics and filtration technologies subsidiaries. WebMD has received indications of interest from several potential buyers and plans to explore various divestiture alternatives in consultation with financial advisors.

         The Company will now focus on its core business which encompasses enabling healthcare transactions and connectivity, providing the software and services that automate the physician's practice and


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providing Internet-based content, applications and services for physicians, payers, other healthcare organizations and consumers.

         "While we are reducing expenses through the consolidation of operations and the elimination of redundancy, the focus of our integration process is to create a streamlined organization with a unified set of goals and objectives. An important step in creating an efficient organization is aligning our development resources with proven domain expertise. For example, the continued development of administrative applications will reside at Envoy in Tennessee, clinical application development will reside at Medical Manager Health Systems in Florida and Internet-based content, applications and services development will reside in Santa Clara. As a result of having the right set of combined assets and management team in place, we believe that we will be able to offer an unparalleled set of value-added services to physicians, payers and other healthcare organizations," said Marv Rich, President of WebMD.

         Mr. Rich continued, "A comprehensive integration which results in job reductions is a difficult time at any company. At WebMD, while we are committed to doing what is necessary to ensure a strong future for the Company, we are equally committed to ensuring that all employees are treated fairly and professionally. Employees separating from the Company as a result of the job reductions will be provided with severance packages and outplacement counseling to help with the transition."

         The company plans to provide more details on the integration plan and its future operations at an analyst/investor meeting in New York City on Thursday, October 12, 2000. This meeting will also be available via audio conference.

         Several significant management changes were also announced today. Anthony Vuolo has been named Executive Vice President, Chief Financial Officer and Treasurer, filling the vacancy created by the retirement of John L. Westermann III. Until WebMD's merger with Medical Manager and CareInsite, Mr. Vuolo had been Senior Vice President of Business Development at Medical Manager. Jeff Arnold, Co-CEO of WebMD said, "Tony has spent his entire career providing leadership and innovation to the financial operations of aggressive, high-growth companies. His breadth of experience ranges from managing financial operations and systems integration to structuring complex corporate transactions. His understanding of the healthcare industry and our company's mission give him the ability to make an immediate contribution to WebMD's success."

         Charles A. Mele, former General Counsel of Medical Manager Corporation, will join Jack D. Dennison as Co-General Counsel of WebMD. For the last five years, Mr. Mele has been Executive Vice President and General Counsel of Medical Manager Corporation and prior to that time was Executive Vice President and General Counsel for Medco Containment Services for over ten years. Mr. Dennison is currently Executive Vice President, General Counsel and Secretary of WebMD. Prior to joining the Company in July 1998, Mr. Dennison was Deputy General Counsel of Computer Sciences Corporation and Vice President and General Counsel of The Continuum Company, Inc.

         Martin J. Wygod, Co-CEO of WebMD said, "Given the complexity of our business and the nature of the industry's legal and regulatory environment, we have created a position that will allow us to leverage Jack's and Charlie's unique skills and experience. These skills will prove invaluable as we rationalize many of the Company's complex business relationships in order to more effectively bring our services to the leading payers and healthcare organizations across the country."

ABOUT WEBMD

WebMD provides connectivity and a full suite of services to the healthcare industry that improve


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administrative efficiencies and clinical effectiveness enabling high-quality patient care. The company's products and services facilitate information exchange, communication and transactions between the consumer, physician and healthcare institutions. The company's corporate headquarters are located in Atlanta.

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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: future financial results of WebMD; the amount and timing of the benefits expected from WebMD's integration plan and of the costs of executing such plan; and potential changes in WebMD's business relationships. These statements are based on WebMD's current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD's products and services; operational difficulties relating to combining acquired companies and businesses; the profit potential of WebMD's strategic relationships and customer contracts; economic conditions and regulatory matters affecting the Internet and healthcare industries; and the ability of WebMD to attract and retain qualified personnel. Further information about these matters can be found in WebMD's Securities and Exchange Commission filings. WebMD expressly disclaims any intent or obligation to update these forward-looking statements.


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